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                            [VINSON & ELKINS LETTERHEAD]



                                November 3, 2000


Forest Oil Corporation
1600 Broadway, Suite 1200
Denver, Colorado  80202-4722

RE:  Registration Statement on Form S-4 of Forest Oil Corporation


Ladies and Gentlemen:

     We have acted as counsel to Forest Oil Corporation, a New York corporation ("Forest"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the Forest shares of common stock, par value $0.10 per share (the "Forest Common Stock"), proposed to be issued in connection with the merger (the "Merger") of Forest Acquisition I Corporation, a Delaware corporation and a wholly owned subsidiary of Forest ("Sub"), with and into Forcenergy Inc, a Delaware corporation ("Forcenergy"), and the subsequent merger of Forcenergy with and into Forest, upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of July 10, 2000, among Forest, Sub and Forcenergy, as amended by Amendment No. 1, dated October 16, 2000 (collectively, the "Merger Agreement").

     We have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Restated Certificate of Incorporation and Restated Bylaws of Forest, each as amended to the date hereof, and such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendment thereto (including post-effective amendments), will have become effective under the Act, (ii) the requisite vote by Forest shareholders is obtained regarding the issuance of the Forest Common Stock and approval of the other transactions contemplated by the Merger Agreement, (iii) the requisite vote by Forcenergy stockholders is obtained regarding adoption of the Merger Agreement, and (iv) the proper filing of the Certificates of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the State of New York.

     Based on the foregoing, we are of the opinion that:
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November 3, 2000


     1. Forest has been duly incorporated and is validly existing and in good standing under the laws of the State of New York.

     2. The Forest Common Stock being registered under the Registration Statement, when issued in connection with the Merger as contemplated by the Merger Agreement, will be, duly authorized, validly issued, fully paid and non-assessable.

     The forgoing opinions are limited in all respects to the federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission issued thereunder.


                                       Very truly yours,

                                       /s/ VINSON & ELKINS L.L.P.

                                       VINSON & ELKINS L.L.P.